Exhibit 99.1

POWERSHARES AND DEUTSCHE BANK UNITE TO DELIVER COMMODITY AND CURRENCY ETFS

NEW YORK & CHICAGO– July 27, 2006 – Deutsche Bank (DB) and PowerShares today announced plans to re-brand the DB Commodity Index Tracking Fund as the PowerShares DB Commodity Index Tracking Fund (symbol: DBC). This effort combines Deutsche Bank’s leadership in global currency and commodity product structuring with the exchange-traded fund (ETF) product marketing expertise of PowerShares, who together plan to develop additional ETFs that track currency and commodity indices under a joint or composite brand.

“We are excited to expand the PowerShares product line to include currency- and commodity-based ETFs,” said Bruce Bond, CEO of PowerShares Capital Management, LLC. “The innovative structure and historically low correlation of these products, relative to other asset classes, turns the intricate currency and commodity markets into convenient, cost-effective funds that may provide a valuable diversification tool to retail investors.”

“PowerShares’ leadership and innovation in the ETF market has led to tremendous growth in its assets under management,” said Kevin Rich, Chief Executive Officer of DB Commodity Services LLC, the managing owner of DBC. “The pending acquisition of PowerShares by AMVESCAP will further strengthen the marketing and support capacity of PowerShares.”

The DB Commodity Index Tracking Fund, soon to be re-branded as the PowerShares DB Commodity Index Tracking Fund (symbol: DBC), is the first commodity index-linked fund listed on a U.S. stock exchange and offers investors cost-effective and convenient access to the performance of the Deutsche Bank Liquid Commodity Index – Optimum Yield Excess Return™ (DBLCI-OY). The DBLCI-OY is a rules-based index comprised of six liquid futures contracts: crude oil, heating oil, gold, aluminum, corn and wheat. The DBLCI-OY utilizes roll rules which tend to maximize the benefits of rolling in backwardated markets and minimize the loss from rolling in contangoed markets. Backwardation describes a market where the next-to-expire futures contract is worth more than a futures contract expiring at a later date, and contango describes a market where the next-to-expire futures contract is worth less than a futures contract expiring at a later date. DBC also generates interest on cash and United States treasury securities held as collateral for the futures contracts it holds.

Risks of Owning DBC: An investment in the DB Commodity Index Tracking Fund involves substantial risk and may result in complete loss of principal invested. DBC is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, and it is not subject to registration or regulation thereunder. Shares in DBC are not bank deposits and are not insured by the FDIC or any other governmental agency.

ALPS Distributors, Inc. provides distribution services for DBC. Certain marketing services provided for DBC by ALPS Distributors, Inc. are performed using registered representatives of the distributor who are affiliates or employees of PowerShares Capital Management LLC.

An investor should consider DBC’s investment objectives, risks, charges and expenses carefully before investing. For this and more complete information about DBC contact ALPS Mutual Fund Services, Inc., 1625 Broadway, Suite 2200, Denver, CO 80202, 877-369-4617, or visit the website http://www.dbcfund.db.com/dbc/ for a copy of the prospectus. Please read the prospectus carefully before investing.

For further information, please call:
Deutsche Bank
Michele Allison	(212) 250-4864

Press & Media Relations
Powershares
CTA Public Relations
Bill Conboy	(303) 665-4200 x106
Bill@ctapr.com

About Deutsche Bank

Deutsche Bank is a leading global investment bank with a strong and profitable private clients franchise. A leader in Germany and Europe, the bank is continuously growing in North America, Asia and key emerging markets. With Euro 1,035 billion in assets and 64,103 employees, Deutsche Bank offers unparalleled financial services in 73 countries throughout the world. The bank competes to be the leading global provider of financial solutions for demanding clients creating exceptional value for its shareholders and people.

www.db.com

About PowerShares Capital Management, LLC

PowerShares Capital Management LLC, provides institutional caliber asset management and market exposure through the replication of enhanced indexes. PowerShares delivers this sophisticated asset management in one of the more benefit rich investment vehicles available today, the exchange-traded fund. The firm is committed to theoretically sound portfolio construction and empirically verifiable investment management approaches. PowerShares’ asset management philosophy and investment discipline are deeply rooted in the application of intuitive factor analysis and model implementation to enhance investment decisions.

www.powershares.com